EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-118909) pertaining to the 2002 Stock Option Plan, as amended, the 2004 Omnibus Stock Plan and certain executive stock option agreements of Gander Mountain Company of our report dated April 8, 2005, with respect to the financial statements and schedule of Gander Mountain Company included in this Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 26, 2005